EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

YRC Worldwide Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-108081 and 333-123760) on Form S-4 and (Nos. 333-16697, 333-59255, 333-49620, 333-88268, 333-121370, 333-121470, 333-124847, 333-139691, 333-144958, and 333-150941) on Form S-8 of YRC Worldwide Inc. of our reports dated March 2, 2009, with respect to the consolidated balance sheets of YRC Worldwide Inc. and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of operations, cash flows, shareholders’ equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in this annual report on Form 10-K of YRC Worldwide Inc. for the fiscal year ended December 31, 2008.

The audit report on the consolidated financial statements of YRC Worldwide Inc. and subsidiaries referred to above contains an explanatory paragraph stating that, as discussed in Note 9 to the consolidated financial statements, on January 1, 2007 the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

/s/ KPMG LLP

Kansas City, Missouri
March 2, 2009